EXHIBIT 99.1

Atrion Reports Third Quarter 2023 Results

ALLEN, Texas, Nov. 07, 2023 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ: ATRI) today announced its results for the third quarter ended September 30, 2023.

Revenues for the third quarter of 2023 totaled $41.9 million compared to $44.6 million for the same period in 2022. For the quarter ended September 30, 2023, operating income was $4.1 million, down $5.5 million from the comparable 2022 period, and net income was $2.9 million, down $5.9 million from the same period in 2022. Third quarter 2023 diluted earnings per share were $1.67 compared to $4.94 for the third quarter of 2022.

Commenting on the results for the third quarter of 2023, David Battat, President and CEO, stated, “As was the case in the first two quarters of 2023, OEM sales in the third quarter of 2023 were negatively impacted by customers deferring orders as they dealt with excess inventories accumulated during the acute supply chain shortages in 2022. Additionally, our direct sales of MPS 3 consoles in the third quarter of 2023 were adversely affected by our inability to obtain sufficient components to meet demand. Looking at the 2023 quarters sequentially and comparing sales in those quarters to sales in the same periods in 2022 is informative: in the first quarter of this year, revenues were down 15%; in the second quarter of this year, they were down 10%; and in the just-ended third quarter they were down 6%.”

Mr. Battat continued, “Operating income in the just-ended quarter was down 58% compared to the third quarter of 2022. This steep decline was primarily due to our decision to temporarily stop production of certain high-volume products while OEM customers addressed their inventory levels. This was the right decision as it prevented us from producing excess inventory, but it greatly impacted overhead absorption. Manufacturing costs were also affected in the just ended quarter by one-time write offs. We do not expect either of these burdens on operating income to continue into 2024.”

Mr. Battat observed, “Although it’s been a challenging year in terms of customer buying patterns and raw material supply, we anticipate our customers’ concerns about their inventory levels will ease in 2024 as the year progresses. Consequently, we expect positive revenue and operating income comparisons in 2024 compared to 2023.”

Mr. Battat concluded, “Cash and short- and long-term investments totaled $14.0 million at September 30, 2023.”

Atrion Corporation develops and manufactures products primarily for medical applications. The Company’s website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding the burdens on operating income in the third quarter of 2023 not continuing into 2024, customers’ concerns about their inventory levels easing in 2024 as the year progresses, and positive revenue and operating income comparisons in 2024 compared to 2023. Words such as "expects," "believes," "anticipates," "forecasts," "intends," "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements contained herein involve numerous risks and uncertainties, and there are a number of factors that could cause actual results or future events to differ materially, including, but not limited to, the following: the risk that COVID-19 leads to further material delays and cancellations of, or reduced demand for, procedures in which our products are utilized; curtailed or delayed capital spending by hospitals and other healthcare providers; disruption to our supply chain; closures of our facilities; delays in training; delays in gathering clinical evidence; diversion of management and other resources to respond to COVID-19; the impact of global and regional economic and credit market conditions on healthcare spending; the risk that COVID-19 further disrupts local economies and causes economies in our key markets to enter prolonged recessions; changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; the impact of competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; implementation of new manufacturing processes or implementation of new information systems; our ability to protect our intellectual property; changes in the prices of raw materials; changes in product mix; intellectual property and product liability claims and product recalls; the ability to attract and retain qualified personnel; and the loss of, or any material reduction in sales to, any significant customers. In addition, assumptions relating to budgeting, marketing, product development and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic review which may cause us to alter our marketing, capital expenditures or other budgets, which in turn may affect our results of operations and financial condition. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date hereof, and we do not undertake any obligation, and disclaim any duty, to supplement, update or revise such statements, whether as a result of subsequent events, changed expectations or otherwise, except as required by applicable law.

Contact:	Cindy Ferguson
Vice President and Chief Financial Officer
(972) 390-9800

ATRION CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues	$41,911	$44,631	$125,742	$140,651
Cost of goods sold	28,175	26,978	79,671	82,921
Gross profit	13,736	17,653	46,071	57,730
Operating expenses	9,670	8,050	30,156	26,848
Operating income	4,066	9,603	15,915	30,882

Interest and dividend income	320	210	687	639
Other investment income (loss)	(782)	764	(1,405)	216
Other income	--	7	39	92
Interest expense	(97)	--	(124)	--
Income before income taxes	3,507	10,584	15,112	31,829
Income tax provision	(568)	(1,745)	(2,125)	(5,143)
Net income	$2,939	$8,839	$12,987	$26,686

Income per basic share	$1.67	$4.95	$7.38	$14.89

Weighted average basic shares outstanding	1,760	1,786	1,761	1,793

Income per diluted share	$1.67	$4.94	$7.37	$14.86

Weighted average diluted shares outstanding	1,761	1,788	1,762	1,796

ATRION CORPORATION CONSOLIDATED BALANCE SHEETS (In thousands)

	September 30,	Dec 31,
ASSETS	2023	2022
	(Unaudited)
Current assets:
Cash and cash equivalents	$658	$4,731
Short-term investments	3,839	21,152
Total cash and short-term investments	4,497	25,883
Accounts receivable	23,290	23,951
Inventories	82,946	65,793
Prepaid expenses and other	5,010	3,770
Total current assets	115,743	119,397
Long-term investments	9,474	8,669
Property, plant and equipment, net	126,766	123,754
Other assets	12,826	12,892

	$264,809	$264,712

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	15,266	18,098
Line of credit	4,500	--
Other non-current liabilities	4,861	7,073
Stockholders’ equity	240,182	239,541

	$264,809	$264,712